Exhibit 3.1.5

CROSSROADS SYSTEMS, INC.

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

[  ]% SERIES H CUMULATIVE PERPETUAL PREFERRED STOCK

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Crossroads Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), in accordance with Section 151 of the DGCL, does hereby certify that:

1. The name of the corporation is Crossroads Systems, Inc. (the “Corporation”).

2. The original Certificate of Incorporation of the Corporation (as may be amended and restated from time to time, the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on September 26, 1996.

3. Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Crossroads Board”) by Article Four of the Certificate of Incorporation, the Crossroads Board, by unanimous written consent on September 19, 2014, pursuant to the powers contained in the Amended and Restated Bylaws of the Corporation (the “Bylaws”) and the DGCL, delegated to a duly appointed special committee of the Crossroads Board (the “Committee”), among other things, the full power, authority and discretion of the Crossroads Board with regard to any offering or offerings of the Corporation’s preferred stock, par value $0.001 per share (the “Preferred Stock”), including without limitation the terms of such Preferred Stock, the amount, type and/or number of shares of Preferred Stock and the final price and other terms at which such Preferred Stock shall be sold and other related matters.

4. The Committee, on [_______], 2014, [unanimously] adopted [resolutions] classifying and designating a separate class of Preferred Stock to be known as the “[___]% Series H Cumulative Perpetual Preferred Stock,” setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of such [___]% Series H Cumulative Perpetual Preferred Stock, and authorizing the issuance of up to [_______] shares of 10% Series H Cumulative Perpetual Preferred Stock.

5. The designation, number of shares, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the separate class of Preferred Stock of the Corporation designated as [___]% Series H Cumulative Perpetual Preferred Stock are as follows, which upon any restatement of the Certificate of Incorporation shall be made a part of or incorporated by reference into the Certificate of Incorporation with any necessary or appropriate changes to the enumeration or lettering of Sections or subsections thereof:

Section 1.                   Number of Shares and Designation. This series of Preferred Stock shall be designated as [___]% Series H Cumulative Perpetual Preferred Stock, par value $0.001 per share (the “Series H Preferred Stock”), and the number of shares that shall constitute such series shall be [_________].

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Section 2.                   Definitions. For purposes of the Series H Preferred Stock and as used in this Certificate, the following terms shall have the meanings indicated:

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Bylaws” shall mean the amended and restated bylaws of the Corporation, as may be amended from time to time.

“Certificate” shall mean this Certificate of Designations of Rights and Preferences of the Series H Preferred Stock.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation.

“Crossroads Board” shall mean the board of directors of the Corporation or any committee of members of the board of directors authorized by such board to perform any of its responsibilities with respect to the Series H Preferred Stock.

“Delisting Event” shall have the meaning set forth in paragraph (c) of Section 3 hereof.

“Dividend Default” shall have the meaning set forth in paragraph (b) of Section 3 hereof.

“Dividend Payment Date” shall have the meaning set forth in paragraph (a) of Section 3 hereof.

“Dividend Periods” shall mean quarterly dividend periods commencing on the first day of each of November, February, May and August and ending on and including the day preceding the first day of the next succeeding Dividend Period.

“Dividend Rate” shall mean the dividend rate accruing on the Series H Preferred Stock, as applicable from time to time pursuant to the terms hereof.

“Dividend Record Date” shall have the meaning set forth in paragraph (a) of Section 3 hereof.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

“Junior Stock” shall have the meaning set forth in paragraph (a) of Section 6 hereof.

“National Market Listing” shall mean the listing or quotation, as applicable, of securities on or in the New York Stock Exchange (the “NYSE”), the NYSE MKT (the “NYSE MKT”), or the NASDAQ Stock Market (“NASDAQ”), an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ, or any other national securities exchange approved under Rule 146(b) promulgated under the U.S. Securities Act of 1933, as amended.

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“Parity Stock” shall have the meaning set forth in paragraph (b) of Section 6 hereof.

“Penalty Rate” shall have the meaning set forth in paragraph (b)(i) of Section 3 hereof.

A “Quarterly Dividend Default” shall occur if the Corporation fails to pay cash dividends on the Series H Preferred Stock in full for any Dividend Period.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“Senior Stock” shall have the meaning set forth in paragraph (c) of Section 6 hereof.

“Series H Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“set apart for payment” shall be deemed to include, without any further action, the following: the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry that indicates, pursuant to an authorization by the Crossroads Board and a declaration of dividends or other distribution by the Corporation, the initial and continued allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series H Preferred Stock shall mean irrevocably placing such funds in a separate account or irrevocably delivering such funds to a disbursing, paying or other similar agent.

“Stated Rate” shall have the meaning set forth in paragraph (a) of Section 3 hereof.

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, or such other agent or agents of the Corporation as may be designated by the Crossroads Board or its duly authorized designee as the transfer agent, registrar and dividend disbursing agent for the Series H Preferred Stock.

“Voting Stock” shall mean stock of any class or kind having the power to vote generally for the election of directors.

Section 3.                   Dividends.

(a)                Holders of Series H Preferred Stock shall be entitled to receive, when, as and if declared by the Crossroads Board or a duly authorized committee thereof, in its sole discretion, out of funds of the Corporation legally available for the payment of distributions, cumulative preferential cash dividends at a rate per annum equal to the Dividend Rate, which shall, except as otherwise provided in paragraphs (b) and (c) of this Section 3, be equal to [___]% per annum (the “Stated Rate”), resulting in a fixed annual amount of $[_.__] per share, or a quarterly amount of $0.625 per share. Such dividends shall accrue and accumulate, whether or not earned or declared, on each issued and outstanding share of the Series H Preferred Stock from (and including) the original date of issuance of such share and shall be payable quarterly in arrears on

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the last calendar day of each Dividend Period except for Series H Preferred Stock issued during [_________], 2014, for which an initial partial dividend payment for dividends accrued in [____________] shall be payable at the end of the first full Dividend Period (each such day being hereinafter called a “Dividend Payment Date”); provided, that (i) Series H Preferred Stock issued during any Dividend Period after the Dividend Record Date for such Dividend Period shall only begin to accrue dividends on the first day of the next Dividend Period; and provided, further, that (ii) if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date (if declared) may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series H Preferred Stock for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the fifteenth day of the month in which the applicable Dividend Payment Date occurs, or such other date designated by the Crossroads Board or an officer of the Corporation duly authorized by the Crossroads Board for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).

(b)               Upon the occurrence of six accumulated, accrued and unpaid Quarterly Dividend Defaults, whether consecutive or non-consecutive (a “Dividend Default”), then:

(i)                 the Dividend Rate shall increase to [___]% per annum (the “Penalty Rate”), commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and for each subsequent Dividend Payment Date thereafter until such time as the Corporation has paid all accumulated accrued and unpaid dividends on the Series H Preferred Stock in full and has paid accrued dividends for all Dividend Periods during the two most recently completed Quarterly Dividend Periods in full in cash, at which time the Dividend Rate shall revert to the Stated Rate; and

(ii)               when the Dividend Default is cured and the Dividend Rate reverts to the Standard Rate, a second Dividend Default shall not occur until the Corporation has an additional six accumulated, accrued and unpaid Quarterly Dividend Defaults, whether consecutive or non-consecutive after the initial default is cured.

(c)                If, after [________], 2014, the Corporation fails to maintain a National Market Listing for the Series H Preferred Stock for a period of 180 consecutive days or longer (a “Delisting Event”), then the Dividend Rate shall increase to the Penalty Rate, commencing on the day after the Delisting Event and continuing until such time as the Corporation has cured the Delisting Event by again subjecting the Series H Preferred Stock to a National Market Listing, at which time the Dividend Rate shall revert to the Stated Rate.

(d)               In the event of a Dividend Default or a Delisting Event (but only while such events are ongoing), the Corporation may elect to pay dividends on the Series H Preferred Stock, including all accrued but unpaid dividends, by issuing to the holders thereof (i) if the Corporation's Common Stock is then listed on a National Market and to the extent permitted under the rules of the National Market on which such shares are listed, shares of the Corporation's Common Stock (based on the volume weighted average daily trading price for the 10 Business Day period ending on the Business Day immediately preceding the payment) and cash in lieu of any fractional share or (ii) if the Corporation's Common Stock is not listed on a National Exchange, additional shares of Series H Preferred Stock with a liquidation value equal to the amount of the dividend.

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(e)                No dividend on the Series H Preferred Stock will be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of Senior Stock or any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under the DGCL or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Series H Preferred Stock shall continue to accrue and accumulate regardless of whether: (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Crossroads Board. Accrued and unpaid dividends on the Series H Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption of the Series H Preferred Stock, as the case may be.

(f)                Except as provided in the next sentence, if any Series H Preferred Stock is outstanding, no dividends will be declared or paid or set apart for payment on any Parity Stock or Junior Stock, unless all accumulated accrued and unpaid dividends are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof set apart for such payment on the Series H Preferred Stock for all past Dividend Periods with respect to which full dividends were not paid on the Series H Preferred Stock in cash. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart for payment) upon the Series H Preferred Stock and upon all Parity Stock, all dividends declared, paid or set apart for payment upon the Series H Preferred Stock and all such Parity Stock shall be declared and paid pro rata or declared and set apart for payment pro rata so that the amount of dividends declared per share of Series H Preferred Stock and per share of such Parity Stock shall in all cases bear to each other the same ratio that accumulated dividends per share of Series H Preferred Stock and such other Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other Parity Stock do not bear cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series H Preferred Stock which may be in arrears, whether at the Stated Rate or at the Penalty Rate.

(g)               Except as provided in paragraph (f) of this Section 3, unless all accumulated accrued and unpaid dividends on the Series H Preferred Stock are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past Dividend Periods with respect to which full dividends were not paid on the Series H Preferred Stock, no dividends (other than in Common Stock or Junior Stock ranking junior to the Series H Preferred Stock as to dividends and upon liquidation) may be declared or paid or set apart for payment upon the Common Stock or any Junior Stock or Parity Stock, nor shall any Common Stock or any Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for Junior Stock or by redemption, purchase or acquisition of stock under any employee benefit plan of the Corporation).

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(h)               Holders of Series H Preferred Stock shall not be entitled to any dividend in excess of all accumulated accrued and unpaid dividends on the Series H Preferred Stock as described in this Section 3. Any dividend payment made on the Series H Preferred Stock shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

Section 4.                   Liquidation Preference.

(a)                Subject to the rights of the holders of Senior Stock and Parity Stock, in the event of any liquidation (including a deemed liquidation pursuant to Section 4(b)), dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, each holder of the Series H Preferred Stock shall be entitled to receive an amount of cash equal to $25.00 per share of Series H Preferred Stock plus an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to the date of final distribution to such holders. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series H Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, then such assets, or the proceeds thereof, shall be distributed among the holders of Series H Preferred Stock and any such other Parity Stock ratably in accordance with the respective amounts that would be payable on such Series H Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.

(b)               For the purposes of this Section 4, a merger or other corporate reorganization in which our stockholders receive cash or securities of another corporation or entity (except in connection with a consolidation or merger in which the holders of our voting stock immediately before the consolidation or merger will in the aggregate own more than 50% of the voting shares of the continuing or surviving corporation after the consolidation or merger) shall be treated as a deemed liquidation.

(c)                Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30, nor more than 60, days prior to the payment date stated therein, to each record holder of the Series H Preferred Stock at the respective address of such holders as the same shall appear on the stock transfer records of the Corporation.

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(d)               Subject to the rights of the holders of Senior Stock and Parity Stock upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series H Preferred Stock, as provided in this Section 4, any other series or class or classes of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series H Preferred Stock shall not be entitled to share therein.

Section 5.                   Status of Acquired Shares. All shares of Series H Preferred Stock acquired by the Corporation shall be restored to the status of authorized but unissued shares of undesignated Preferred Stock of the Corporation.

Section 6.                   Ranking. The Series H Preferred Stock will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation:

(a)                senior to all classes or series of the Corporation’s Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding expressly designated as ranking junior to the Series H Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, including the Corporation’s Series G Participating Preferred Stock (collectively, “Junior Stock”);

(b)               on parity with any other class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series H Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively, the “Parity Stock”); and

(c)                junior to any other class or series of capital stock of the Corporation expressly designated as ranking senior to the Series H Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, including the Corporation’s 5.0% Series F Convertible Preferred Stock (collectively, the “Senior Stock”).

(d)               The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, will rank senior in right of payment to the Series H Preferred Stock. The Series H Preferred Stock will rank junior in right of payment to the Corporation’s other existing and future debt obligations.

Section 7.                   Voting Rights.

(a)                The Series H Preferred Stock shall have no voting rights, except as expressly set forth in this Section 7.

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(b)               So long as any shares of Series H Preferred Stock are outstanding, the affirmative vote of the holders of at least a majority of the Series H Preferred Stock at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or this Certificate that materially and adversely affects the powers, preferences or special rights of the Series H Preferred Stock, whether by merger or consolidation or otherwise; provided, however, that the amendment of the provisions of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, the Series H Preferred Stock, any Parity Stock or any Junior Stock shall not be deemed to materially or adversely affect the powers, preferences or special rights of the Series H Preferred Stock; provided, further that in the event of an amendment to terms of the Series H Preferred Stock, including by merger or consolidation, so long as the Series H Preferred Stock remains outstanding with the terms thereof materially unchanged, or the Series H Preferred Stock is converted into or exchanged for, preference securities of the surviving entity, or its ultimate parent, with such powers, preferences or special rights, taken as a whole, not materially less favorable to the holders of the Series H Preferred Stock than the powers, preferences or special rights of the Series H Preferred Stock, taken as a whole, the occurrence of such event shall not be deemed to materially and adversely affect such powers, preferences or special rights of the Series H Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of such events. In addition, if the holders of the Series H Preferred Stock receive the $25.00 liquidation preference per share of the Series H Preferred Stock pursuant to the occurrence of any of the events described in the second proviso above, then such holders shall not have any voting rights with respect to such events. Notwithstanding the foregoing, if the occurrence of the events described above materially and adversely affects the powers, preferences or special rights of any of the Series H Preferred Stock disproportionately relative to other series of Parity Stock, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series H Preferred Stock shall be required, subject, however, to the second proviso above.

(c)                For purposes of paragraph (b) of this Section 7, each share of Series H Preferred Stock shall have one vote per share. Except as set forth herein, the Series H Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

(d)               No amendment to these terms of the Series H Preferred Stock shall require the vote of the holders of Common Stock (except as required by law) or any series of Preferred Stock other than the Series H Preferred Stock.

(e)                Without the consent of the holders of the Series H Preferred Stock, so long as such action does not materially and adversely affect the powers, preferences or special rights of the Series H Preferred Stock, taken as a whole, and to the extent permitted by law, the Corporation may amend, alter, supplement, or repeal any terms of the Certificate of Incorporation or this Certificate for the following purposes:

(i)                 to cure any ambiguity, or to cure, correct, or supplement any provision that may be ambiguous, defective, or inconsistent; or

(ii)               to make any provision with respect to matters or questions relating to the Series H Preferred Stock that is not inconsistent with the provisions of this Certificate.

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Section 8.                   Record Holders. The Corporation and the Transfer Agent shall deem and treat the record holder of any shares of Series H Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

Section 9.                   Sinking Fund. The Series H Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 10.               Book Entry. The Series H Preferred Stock shall be issued initially in the form of one or more fully registered global certificates (“Global Preferred Shares”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for a securities depositary (the “Depositary”) that is a clearing agency under Section 17A of the Exchange Act (or with such other custodian as the Depositary may direct), and registered in the name of the Depositary or its nominee, duly executed by the Corporation and authenticated by the Transfer Agent. The number of shares of Series H Preferred Stock represented by Global Preferred Shares may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary as hereinafter provided. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under these terms of the Series H Preferred Stock with respect to any Global Preferred Shares held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary or under such Global Preferred Shares, and the Depositary may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares.

Section 11.               No Maturity. The Series H Preferred Stock has no maturity date, no sinking fund has been established for the retirement or redemption of Series H Preferred Stock, and the Series H Preferred Stock has no redemption provisions.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed and acknowledged as of this ________ day of __________, 2014.

CROSSROADS SYSTEMS, INC.

By: ______________________________

Name: ____________________________

Title: _____________________________

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